NEUBERGER BERMAN INCOME FUNDS

INVESTOR CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Investor Class of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund
Neuberger Berman High Income Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Short Duration Bond Fund

Date: October 31, 2011

NEUBERGER BERMAN INCOME FUNDS

INVESTOR CLASS
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Investor Class Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Investor Class of each Series;

(2)
For the services provided to the Investor Class of a Series and its shareholders (including amounts paid to third parties), 0.21% per annum of the average daily net assets of the Investor Class of said Series; plus in each case

(3)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: October 31, 2011